Exhibit 10.2

LOCK-UP LETTER AGREEMENT

_____________, 2025

DDC Enterprise Limited 368 9th Ave., 6th Fl. New York, New York 10001

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with the Subscription Agreement dated as of ____________, 2025 (the “Subscription Agreement”) entered into by and among DDC Enterprise Limited, a Cayman Islands exempted company (the “Company”), and the undersigned (the “Shareholder”). Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed thereto in the Subscription Agreement.

In order to induce the Company to enter into the Subscription Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby agrees with the Company as follows (the Shareholder and the Company collectively the “Parties” and each individually a “Party”):

(1) Lock-Up. Shareholder agrees that for the period commencing on the date of Closing and ending as set forth below, Shareholder will not, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, any Securities held by it immediately as of the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for the period (the “Lock-Up Period”) commencing on the date of Closing and ending on:

(i)	For 25% of the Securities, 90 days thereafter;

(ii)	For 25% of the Securities, 120 days thereafter; and

(iii)	For 50% of the Securities, 180 days thereafter.

The foregoing restrictions shall not apply to:

(i)	if the Shareholder is not an individual, in the case of an entity, Transfers to a shareholder, partner, member or direct or indirect affiliate (within the meaning set forth in Rule 405 under Securities Act) of the Shareholder;

(ii)	if the Shareholder is an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	if the Shareholder is an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	if the Shareholder is an individual, Transfers pursuant to a qualified domestic relations order;

(v)	if the Shareholder is not an individual, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; and

(vi)	Transfers pursuant to transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Securities for cash, securities or other property;

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions for the duration of the Lock-Up Period. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Shareholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.. The Shareholder acknowledges that not all the other investors in the equity financing round to which the Subscription Agreement relates have executed a lock-up letter agreement as to the Company securities purchased by them (such investors, the “Unlocked Investors”), and therefore the company securities purchased by the Unlocked Investors in this equity financing round will not be subject to any lock-up restrictions. The Shareholder explicitly consents and agrees to the foregoing an is executing this Letter Agreement with full knowledge thereof.

(2) Representations and Warranties. The Shareholder hereby represents and warrants that such Shareholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms. Upon request, the Shareholder will execute any additional documents necessary in connection with enforcement hereof, provided that the terms of any such additional document shall not impose any additional restrictions or obligations on the Shareholder. Any obligations of the Shareholder shall be binding upon the successors and assigns of the Shareholder from and after the date hereof.

(3) Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all of the Parties.

(4) No Assignment. No Party may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Shareholder and each of its respective successors, heirs and assigns and permitted transferees.

(5) Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

(6) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(7) Termination. This Letter Agreement shall terminate upon expiration of the Lock-Up Period.

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LOCK-UP LETTER AGREEMENT SIGNATURE PAGE

Very truly yours,

Shareholder Name

By:
Name:
Title:

ACCEPTED AND AGREED:

DDC ENTERPRISE LIMITED

By:
Name:	Norma Chu
Title:	Chief Executive Officer

[Signature Page to Lock-up Agreement]

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